                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           H. F. AHMANSON & COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                       [LOGO OF H.F. AHMANSON & COMPANY]

                             4900 RIVERGRADE ROAD
                          IRWINDALE, CALIFORNIA 91706

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 9, 1995

                               ----------------

  The Annual Meeting of Stockholders of H. F. Ahmanson & Company ("Ahmanson") will be held at the Company's offices, 4900 Rivergrade Road, Irwindale, California, on May 9, 1995, at 9:00 a.m., for the following purposes:

    1. To elect ten directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified.

    2. To consider and vote upon a proposal to approve amendment of Ahmanson's Executive Short-Term Incentive Plan.

    3. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on March 14, 1995 as the record date for determining stockholders of Ahmanson entitled to notice of and to vote at the meeting.

  STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. TO INSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE AND PROMPTLY MAIL YOUR PROXY IN THE RETURN POSTAGE PREPAID ENVELOPE PROVIDED. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON, SHOULD YOU SO DESIRE.

                                        By Order of the Board of Directors


                                            George G. Gregory
                                                Secretary

                      [LOGO OF H.F. AHMANSON & COMPANY]

                              4900 RIVERGRADE ROAD
                          IRWINDALE, CALIFORNIA 91706

                                                                  March 31, 1995

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 9, 1995

                            SOLICITATION OF PROXIES

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of H. F. Ahmanson & Company, a Delaware corporation ("Ahmanson"), for use at the Annual Meeting of Stockholders to be held May 9, 1995, and all adjournments and postponements thereof. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about March 31, 1995.

  The cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy and the solicitation of proxies will be paid by Ahmanson. Proxies may be solicited by personnel of Ahmanson and others who will not receive any additional compensation for such solicitation. Proxies may be solicited in person or by telephone or telegraph. Ahmanson will pay brokers or other persons holding stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals. In addition, Ahmanson has engaged MacKenzie Partners, Inc., a proxy solicitation firm, to assist in soliciting proxies for a fee not to exceed $9,000 plus reimbursement of reasonable out-of-pocket expenses.

                                     VOTING


  The close of business on March 14, 1995 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. On that date there were outstanding 117,099,084 shares of Ahmanson's Common Stock, $.01 par value (the "Ahmanson Common Stock"), 7,000,000 Depositary Shares, each representing a one-half interest in a share of Ahmanson's 9.60% Preferred Stock, Series B (which shares are not entitled to vote at the meeting), 7,800,000 Depositary Shares, each representing a one-tenth interest in a share of Ahmanson's 8.40% Preferred Stock, Series C (which shares are not entitled to vote at the meeting), and 5,750,000 Depositary Shares, each representing a one-tenth interest in a share of Ahmanson's 6% Cumulative Convertible Preferred Stock, Series D (which shares are not entitled to vote at the meeting). A majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at the meeting. Each share of Ahmanson Common Stock is entitled to one vote on any matter that may be presented for consideration and action by the stockholders at the meeting. In all matters other than the election of directors, the affirmative vote of the majority of shares of Ahmanson Common Stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter will be the act of the stockholders. Directors will be elected by a plurality of the votes of the shares of Ahmanson Common Stock present in person or represented by proxy and entitled to vote on the election of directors. Abstentions will be treated as the equivalent of a negative vote for the purpose of determining whether a proposal has been adopted and will have no effect for the purpose of determining whether a director has been elected. If a broker indicates on the proxy that such broker does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be treated as present for purposes of determining the existence of a quorum but will not be considered as present and entitled to vote with respect to that matter.

  Proxies will be voted for (i) management's nominees for election as directors and (ii) the approval of the amendment to Ahmanson's Executive Short-Term Incentive Plan unless in either case the stockholder otherwise directs in his or her proxy. Where the stockholder has appropriately directed how the proxy is to be voted, it will be voted according to his or her direction. Any stockholder has the power to revoke his or her proxy at any time before it is voted at the meeting by submitting written notice of revocation to the Secretary of Ahmanson or by filing a duly executed proxy bearing a later date. A proxy will not be voted if the stockholder who executed it is present at the meeting and elects to vote the shares represented thereby in person.

                             ELECTION OF DIRECTORS

  The directors of Ahmanson are elected annually. The term of office of all present directors expires on the date of the Annual Meeting of Stockholders of Ahmanson, at which ten directors are to be elected to serve for the ensuing year and until their successors are elected and qualified. The nominees of management for election as directors (all of whom are presently directors) are set forth below along with certain information regarding these nominees. Should any nominee become unavailable to serve as a director or should any vacancy occur before the election (which events are not anticipated), the proxies may be voted for a substitute nominee selected by the Board of Directors or the authorized number of directors may be reduced. If for any reason the authorized number of directors is reduced, the proxies will be voted, in the absence of instructions to the contrary, for the election of the remaining nominees named in this Proxy Statement. To the best of Ahmanson's knowledge, all nominees are and will be available to serve.

                                PRINCIPAL OCCUPATION AND OTHER         DIRECTOR
         NAME         AGE                DIRECTORSHIPS                  SINCE
         ----         ---       ------------------------------         --------
 William H. Ahmanson   69 Trustee of the Ahmanson Foundation, a          1954
                          charitable foundation
 Byron Allumbaugh      63 Chairman of the Board and Chief Executive      1987
                          Officer of Ralphs Grocery Company, a Los
                          Angeles-based supermarket company;
                          director of El Paso Natural Gas Company
                          and Ultramar Corp.
 Richard M. Bressler   64 Retired Chairman of the Board of Plum          1987
                          Creek Management Company, a manufacturer
                          of lumber and wood products, and retired
                          Chairman of the Board of El Paso Natural
                          Gas Company, a natural resources company;
                          director of General Mills, Inc. and
                          Rockwell International Corporation
 Lodwrick M. Cook      66 Chairman of the Board of ARCO, a petroleum     1986
                          company; Chairman of the Board of ARCO
                          Chemical Company and a director of
                          Lockheed Corporation
 Fredric J. Forster*   50 President and Chief Operating Officer of       1995
                          Ahmanson; President and Chief Operating
                          Officer of Home Savings of America, FSB;
                          director of the Federal Home Loan Bank of
                          San Francisco
 Delia M. Reyes        53 President and Chief Executive Officer of       1992
                          Reyes Consulting Group, a market research
                          and consulting firm
 Charles R. Rinehart* 48  Chairman of the Board and Chief Executive      1990
                          Officer of Ahmanson; Chairman of the Board
                          and Chief Executive Officer of Home
                          Savings of America, FSB
 Elizabeth A. Sanders  49 Business consultant; director of Carl          1990
                          Karcher Enterprises, Sport Chalet, Inc.,
                          Wal-Mart Stores, Inc. and Wolverine World
                          Wide, Inc.
 Arthur W. Schmutz     73 Retired partner of Gibson, Dunn &              1993
                          Crutcher, a law firm; director of Ducommun
                          Incorporated
 William D. Schulte    62 Retired Vice Chairman of KPMG Peat Marwick     1991
                          LLP, a firm of independent certified
                          public accountants; director of Leslie's
                          Poolmart, Santa Anita Operating Company,
                          Santa Anita Realty Enterprises, Inc. and
                          Vastar Resources, Inc.

--------
* Executive officers.

  Mr. Rinehart has served, and Mr. Ahmanson served prior to his retirement in 1987, as officers of Ahmanson and/or one or more of its subsidiaries for more than five years. Mr. Forster joined Ahmanson as Senior Executive Vice President in February 1993, became Chief Operating Officer in November 1993 and became President in March 1995. Prior to joining Ahmanson, Mr. Forster was President of ITT Federal Bank. Messrs. Forster, Rinehart, Schmutz and Schulte and Ms. Sanders also serve as directors of Home Savings of America, FSB ("Home Savings").

  Robert M. De Kruif, age 76 and a director since 1951, and David S. Hannah, age 72 and a director since 1958, are retiring in accordance with Ahmanson's mandatory retirement policy. The policy, which became effective as to the current directors on January 1, 1995, provides that the Board of Directors will not elect or nominate for election by the stockholders as a director any person who is or will be prior to the scheduled date of the election 70 or more years of age. The policy, when adopted, exempted Mr. Schmutz until he attains age 75.

  Robert H. Ahmanson, age 68 and a director since 1969, has chosen not to stand for reelection to the Board of Directors. Messrs. Robert H. Ahmanson and William H. Ahmanson are brothers. No other directors or officers of Ahmanson are related.

  In accordance with Ahmanson's By-Laws, the authorized number of directors of Ahmanson has been reduced to ten, effective immediately prior to the election of directors at the Annual Meeting of Stockholders.

  Ahmanson's executive officers not listed above are Kevin M. Twomey, age 48, Senior Executive Vice President, since March 1995, Chief Financial Officer, since July 1993, and Executive Vice President, from July 1993 to March 1995, of Ahmanson and Home Savings; Anne-Drue Anderson, age 34, Executive Vice President, since March 1995, Treasurer, since September 1993, and First Vice President, from September 1993 to March 1995, of Ahmanson and Home Savings; George G. Gregory, age 62, Executive Vice President, General Counsel and Secretary of Ahmanson and Executive Vice President of Home Savings; and George Miranda, age 47, First Vice President and Principal Accounting Officer of Ahmanson and Home Savings. Mr. Twomey is a director of Home Savings. Prior to joining Ahmanson in June 1993 Mr. Twomey worked in corporate finance at MacAndrews and Forbes since February 1993, and was Executive Vice President, Finance, Administration and Chief Financial Officer of First Gibraltar Bank from July 1989 to February 1993. From April 1993 until joining Ahmanson, Ms. Anderson was Bank and Thrift Strategist at First Boston Corporation. From September 1989 to February 1993 she was Senior Vice President and Treasurer at First Gibraltar Bank. Mr. Gregory has served as an officer of Ahmanson and/or one of its subsidiaries for more than five years. Mr. Miranda has served as an officer of Ahmanson and/or one of its subsidiaries for more than five years.

  The Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee. The Executive Committee is composed of Byron Allumbaugh, Richard M. Bressler, Lodwrick M. Cook and Charles
R. Rinehart (Chairperson) and held one meeting during 1994. The Audit Committee is composed of William H. Ahmanson, Byron Allumbaugh, Richard M. Bressler, David S. Hannah, Arthur W. Schmutz and William D. Schulte (Chairperson). The Compensation Committee is composed of Byron Allumbaugh, Richard M. Bressler (Chairperson), Delia M. Reyes, Elizabeth Sanders, Arthur W. Schmutz and William
D. Schulte. The Nominating Committee is composed of William H. Ahmanson, Byron Allumbaugh (Chairperson), Richard M. Bressler, Lodwrick M. Cook, Robert M. De Kruif, Delia M. Reyes and Charles R. Rinehart.

  The Audit Committee held four meetings in 1994. The function of the Audit Committee is to direct the internal audit activities of Ahmanson, to review and approve the scope of audit procedures employed by Ahmanson's independent auditors, to review and approve the audit reports rendered by both Ahmanson's independent auditors and its internal audit staff and to approve the audit fee charged by the independent auditors. The Audit Committee reports to the Board of Directors with respect to such matters and recommends the selection of independent auditors.

  The Compensation Committee held four meetings in 1994. The primary function of the Compensation Committee is to determine the compensation of officers of Ahmanson, to administer and grant awards under Ahmanson's 1993 Stock Incentive Plan and to administer Ahmanson's 1984 Stock Incentive Plan and 1979 Long-Term Management Performance Plan.

  The Nominating Committee held one meeting in 1994. The function of the Nominating Committee is to seek, evaluate and recommend to the Board of Directors qualified individuals for election to the Board of Directors by the stockholders, or by the Board of Directors to fill vacancies thereon whenever vacancies occur or whenever the Nominating Committee or the Board of Directors considers it advisable to add or change directors. The Nominating Committee also advises the Board of Directors on matters pertaining to the size and composition of the Board of Directors. The Nominating Committee will consider nominees for director whose names are timely submitted by holders of Ahmanson Common Stock in writing addressed to the Chairperson of the Nominating Committee accompanied by such information regarding the nominee as would be required under the rules of the Securities and Exchange Commission were the stockholder soliciting proxies with regard to the election of such nominee.

  In 1994 the Board of Directors held nine meetings. All directors attended at least 75 percent of the meetings held during 1994 by the Board of Directors and the committees on which they served except Richard M. Bressler who attended 13 of 18 meetings.

                   PRINCIPAL HOLDERS OF AHMANSON COMMON STOCK

  The following table sets forth as of December 31, 1994 (i) the name and address of the beneficial owners of more than five percent of the outstanding shares of Ahmanson Common Stock, (ii) the total number of shares of Ahmanson Common Stock beneficially owned and (iii) the percent of the outstanding shares of Ahmanson Common Stock so owned.

                                  AMOUNT AND NATURE
        NAME AND ADDRESS            OF BENEFICIAL   PERCENT
      OF BENEFICIAL OWNER             OWNERSHIP     OF CLASS
      -------------------         ----------------- --------
Wellington Management Company        12,740,205(1)   10.88%
 75 State Street
 Boston, MA 02109
FMR Corp.                            11,704,333(2)    9.99
 82 Devonshire Street
 Boston, MA 01209
Sanford C. Bernstein & Co., Inc.     10,522,401(3)    8.98
 One State Street Plaza
 New York, NY 10004

--------
(1) Wellington Management Company is deemed to be the beneficial owner of these shares by virtue of the direct or indirect investment and/or voting discretion it possesses pursuant to the provisions of investment advisory agreements with various clients, none of whom is known to Ahmanson to own beneficially more than five percent of the outstanding shares of Ahmanson Common Stock except Vanguard/Windsor Fund, Inc., which has sole voting power as to 10,859,145 of these shares.
(2) These shares represent the aggregate reported beneficial ownership of FMR Corp., its Chairman Edward C. Johnson III, and its wholly-owned subsidiary Fidelity Management & Research Company. These shares are owned by several investment companies for which Fidelity Management & Research Company acts as investment adviser and by one or more institutional accounts for which another subsidiary of FMR Corp. acts as investment manager. None of such investment companies or institutional accounts is known to Ahmanson to own beneficially more than five percent of the outstanding shares of Ahmanson Common Stock. FMR Corp. has sole investment power as to all such shares and sole voting power as to 520,319 of such shares.
(3) All such shares are held in client discretionary accounts managed by Sanford C. Bernstein & Co., Inc., which has sole investment power with respect to all such shares and sole voting power as to 5,922,804 of such shares.

  All information with respect to beneficial ownership of the shares referred to above and under "Security Ownership of Management" below is based upon filings made by the respective beneficial owners with the Securities and Exchange Commission or information provided to Ahmanson by such beneficial owners.

                        SECURITY OWNERSHIP OF MANAGEMENT

  The following information sets forth the number of shares of Ahmanson Common Stock beneficially owned as of February 28, 1995 by each of the present directors and nominees of Ahmanson, each of the individuals included in the "Summary Compensation Table" below and all directors and executive officers as a group. In addition to the shares listed below, Robert H. Ahmanson owns 20,000 Depositary Shares each representing a one-tenth interest in a share of Ahmanson's 8.40% Preferred Stock, Series C, which is less than one percent of the outstanding shares, and Fredric J. Forster owns 175 Depositary Shares each representing a one-tenth interest in a share of Ahmanson's 6% Cumulative Convertible Preferred Stock, Series D, which is less than one percent of the outstanding shares. No other director or executive officer owns Depositary Shares representing interests in Ahmanson's Preferred Stock.

   NAME OR NUMBER OF       NUMBER OF                    VOTING               PERCENT OF
    PERSONS IN GROUP      SHARES OWNED     OPTIONS(1) POWER ONLY     TOTAL    CLASS(2)
   -----------------      ------------     ---------- ----------   --------- ----------
Robert H. Ahmanson          255,087(3)       13,000        --        268,087     -- %
William H. Ahmanson         145,188(3)       25,000        --        170,188     --
Byron Allumbaugh              2,500          13,000        --         15,500     --
Richard M. Bressler          20,000          13,000        --         33,000     --
Lodwrick M. Cook              1,000          13,000        --         14,000     --
Robert M. De Kruif          122,821(3)       46,986        --        169,807     --
Fredric J. Forster            5,959(4)       82,853        --         88,812     --
George G. Gregory           128,002          86,513        --        214,515     --
David S. Hannah               2,850(5)(6)    13,000        --         15,850     --
George Miranda               23,803          33,616        --         57,419     --
Delia M. Reyes                   --           5,000        --          5,000     --
Charles R. Rinehart         122,421         146,532    837,454(5)  1,106,407     --
Elizabeth Sanders             3,000           8,000        --         11,000     --
Arthur W. Schmutz             5,000           3,000        --          8,000     --
William D. Schulte            2,500           7,000        --          9,500     --
Kevin M. Twomey               4,317          62,943        --         67,260     --
All directors and
 executive officers as
 a group (17 persons)       844,648         601,248    837,454     2,283,350    1.95%

--------
(1) Represents shares subject to options which are presently exercisable or exercisable within 60 days after February 28, 1995 for an average price of $17.51 for the total number.
(2) Percentage information is omitted for those individuals whose beneficially owned shares represent less than one percent of the outstanding shares of Ahmanson Common Stock.
(3) Does not include 2,665,351 shares of Ahmanson Common Stock owned by The Ahmanson Foundation (the "Foundation"). These individuals and a relative of Robert H. Ahmanson and William H. Ahmanson serve as members of the Foundation's seven member board of trustees. Except for their powers and responsibilities as trustees of the Foundation, these persons have disclaimed any interest in the Ahmanson Common Stock owned by the Foundation. The Foundation has sole investment and voting power as to these shares.
(4) Includes 359 shares which may be acquired upon conversion of Depositary Shares, each representing a one-tenth interest in a share of Ahmanson's 6% Cumulative Convertible Preferred Stock, Series D, at a conversion price of $24.335 per share of Ahmanson Common Stock.
(5) Mr. Rinehart has disclaimed beneficial ownership of such shares because his interest in such shares is limited to an irrevocable proxy from Wells Fargo Bank, as trustee. The trust instruments covering such shares provide that the trustee shall grant to the Chairman of the Board of Ahmanson upon request a proxy to vote such shares, and the trustee has granted an irrevocable proxy for a term of seven years, expiring in January 2001, to Mr. Rinehart as Chairman of the Board and his successors as Chairman of the Board. Mr. Hannah serves as a member of the three member investment committee for the trust. The investment committee has investment power with respect to such shares. Except for his powers and responsibilities as a member of the investment committee, Mr. Hannah has disclaimed beneficial ownership of such shares.
(6) Does not include 540,000 shares held in trusts for which First Interstate Bank of California serves as trustee and for which Mr. Hannah serves as a member of a three member board of governors. The board of governors has investment power as to such shares and the trustee has voting power as to such shares. Except for his powers and responsibilities as a member of the board of governors, Mr. Hannah has disclaimed beneficial ownership of such shares.

  Section 16(a) of the Securities Exchange Act of 1934 requires directors and certain officers of Ahmanson and persons who own more than ten percent of a registered class of Ahmanson's equity securities to file with the Securities and Exchange Commission and any national securities exchange on which Ahmanson's equity securities are registered initial reports of ownership and reports of changes in ownership of Ahmanson Common Stock and other equity securities of Ahmanson. Officers, directors and beneficial owners of more than ten percent of Ahmanson's equity securities are required by regulations of the Securities and Exchange Commission to furnish Ahmanson with copies of all
Section 16(a) forms they file.

  To Ahmanson's knowledge, based solely upon a review of the copies of such forms furnished to Ahmanson and written representations that no other reports were required, during the fiscal year ended December 31, 1994 all Section 16(a) filing requirements applicable to its officers, directors and beneficial owners of more than ten percent of Ahmanson's equity securities were complied with by such persons, except Richard H. Deihl, Chairman of the Board during 1994, who reported one transaction late in 1994.

                             EXECUTIVE COMPENSATION

  The following table sets forth the compensation for services rendered in all capacities to Ahmanson and its subsidiaries earned during the years indicated by each of Ahmanson's Chief Executive Officer and the four most highly compensated executive officers of Ahmanson (other than the Chief Executive Officer) who were employed by Ahmanson as of December 31, 1994 (collectively referred to as the "named executive officers").

                         SUMMARY COMPENSATION TABLE(1)

                                                                 LONG-TERM COMPENSATION(2)
                                                                ----------------------------
                                    ANNUAL COMPENSATION               AWARDS        PAYOUTS
                              --------------------------------  ------------------ ---------
                                                    OTHER       RESTRICTED OPTIONS
                                                    ANNUAL        STOCK      (5)     LTIP       ALL OTHER
     NAME AND TITLE      YEAR  SALARY   BONUS   COMPENSATION(3)  AWARDS(4)   (#)   PAYOUTS(6) COMPENSATION(7)
     --------------      ---- -------- -------- --------------  ---------- ------- ---------  --------------
Charles R. Rinehart      1994 $715,008 $577,438     $  --        $   --    132,365 $477,755      $236,217
 Chairman of the Board   1993  643,758  312,817        --            --    110,109      --         72,448
 and Chief Executive     1992  550,000  329,955        --            --        --   852,159        58,048
 Officer

Fredric J. Forster(8)    1994  433,008  305,996        --            --     71,240  257,232        79,369
 President and Chief     1993  348,599  151,342        --        114,800    82,853      --          1,956
 Operating Officer       1992      --       --         --            --        --       --            --

Kevin M. Twomey(9)       1994  333,759  201,944        --            --     51,754  184,848        59,385
 Senior Executive Vice   1993  169,891   40,704     74,481        74,468    62,943      --          1,455
 President and Chief     1992      --       --         --            --        --       --            --
 Financial Officer

George G. Gregory        1994  328,008  146,308        --            --     16,489   99,493       169,420
 Executive Vice          1993  323,508  110,128        --            --     42,547      --         37,429
 President, General      1992  313,000  138,485        --            --        --   339,641        31,001
 Counsel and Secretary

George Miranda           1994  204,507   88,412        --            --     17,724   65,105        65,184
 First Vice President    1993  196,005   61,792        --            --     18,157      --         28,584
 and Principal           1992  187,250   64,279        --            --        --   143,603        25,953
 Accounting Officer

--------
(1) Beginning in 1994, the performance measurement period for Ahmanson's incentive compensation plans ends on December 31 of each year. Prior to 1994, the performance measurement period ended on September 30 of each year. For 1994, includes bonuses and long-term compensation payouts earned in the performance measurement period ending on December 31 of such year although the payout was not authorized by the Compensation Committee until the following year. For 1992 and 1993, includes bonuses and long-term compensation payouts earned in the performance measurement period ending on September 30 of such year.
(2) Stockholdings of Messrs. Rinehart, Forster, Twomey, Gregory and Miranda of 50,866, 0, 0, 21,031 and 9,054 shares, respectively, were subject to vesting restrictions and had a net market value at December 31, 1994 of $820,214, $0, $0, $339,125 and $145,996, respectively, not accounting for the effect of the vesting restrictions. Except for Messrs. Forster and Twomey, who received restricted stock awards upon joining Ahmanson, all such stock represents shares issued as payouts under Ahmanson's former Executive Long-Term Incentive Plan and is reflected in the table under the heading "LTIP Payouts" as of the date of issuance for the years indicated.
(3) Excludes compensation in the form of other personal benefits, which, for each of the named executive officers, other than Mr. Twomey in 1993, did not exceed the lesser of $50,000 or 10 percent of the total of annual salary and bonus reported for each year. Other Annual Compensation for Mr. Twomey in 1993 includes reimbursement of relocation expenses of $40,421.
(4) All 9,917 restricted stock award shares granted to Messrs. Forster and Twomey have vested in full. Dividends were paid on such restricted stock awards prior to the lapse of restrictions to the same extent that dividends are paid on all other shares of Ahmanson's Common Stock.

(5) In 1994 Ahmanson adopted an amendment of its Executive Long-Term Incentive Plan which, among other things, changed the timing of grants of options from the end to the beginning of the performance measurement period. Therefore, for 1994 includes option grants made as awards under the Executive Long-Term Incentive Plan for the 39-month performance period ended December 31, 1994 and option grants made as payouts under the plan, as amended, for the three-year performance period beginning January 1, 1995. For 1993 includes option grants made as payouts under Ahmanson's former Executive Long-Term Incentive Plan and additional option grants made to Messrs. Forster and Twomey in connection with their joining Ahmanson.
(6) For 1994 represents the cash component of payouts under Ahmanson's Executive Long-Term Incentive Plan for the 39-month performance period ended December 31, 1994. For 1992 represents the market value as of the payout date of stock payouts under Ahmanson's former Executive Long-Term Incentive Plan. All such stock payouts are subject to restrictions which lapse in equal one-third annual installments after the payout date or, if earlier, in full upon the officer's death, disability or normal retirement or a change in control of Ahmanson.
(7) Includes (i) contributions by Ahmanson to the 1989 Contingent Deferred Compensation Plan, a nonqualified, defined contribution plan in which contributions vest pro rata over 10 years or, if earlier, in full upon the death, disability or retirement of the participant or a change in control of Ahmanson, (ii) interest earned on Elective Deferred Compensation Plan accounts at a rate greater than 120% of the applicable federal rate and
    (iii) the value to the participant of premiums paid by Ahmanson under the Senior Executive Life Insurance Plan.

                               CHARLES R. FREDRIC J. KEVIN M. GEORGE G. GEORGE
                          YEAR  RINEHART   FORSTER    TWOMEY   GREGORY  MIRANDA
                          ---- ---------- ---------- -------- --------- -------
   Contingent Deferred    1994  $70,001     $   --    $   --   $32,801  $20,201
    Compensation Plan     1993   62,501         --        --    32,201   19,400
                          1992   52,500         --        --    31,001   18,500
   Elective Deferred      1994    3,469         --       366        --    7,159
    Compensation Plan     1993    4,453         --        --        --    7,749
                          1992    5,548         --        --        --    7,453
   Senior Executive Life  1994  162,747     79,369    59,019   136,619   37,824
    Insurance Plan        1993    5,494      1,956     1,455     5,228    1,435

(8) Mr. Forster became an executive officer of Ahmanson in February 1993.
(9) Mr. Twomey became an executive officer of Ahmanson in June 1993.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information with respect to stock options granted to the named executive officers during or for periods including 1994. The table reflects multiple option grants as a result of amendments to Ahmanson's Executive Long-Term Incentive Plan which, among other things, changed the timing of grants of options from the end to the beginning of the performance measurement period.

                                                       INDIVIDUAL GRANTS
                     -------------------------------------------------------------------------------------
                     NUMBER OF SHARES    PERCENTAGE OF
                        UNDERLYING       TOTAL OPTIONS                                       GRANT DATE
   NAME              OPTIONS GRANTED  GRANTED TO EMPLOYEES EXERCISE PRICE EXPIRATION DATE PRESENT VALUE (1)
   ----              ---------------- -------------------- -------------- --------------- ----------------
Charles R. Rinehart       69,095              8.19%           $16.00      January 6, 2005     $237,134
                          63,270              7.50             18.0625     March 7, 2005       265,247
Fredric J. Forster        37,174              4.41             16.00      January 6, 2005      127,581
                          34,066              4.04             18.0625     March 7, 2005       142,815
Kevin M. Twomey           27,274              3.23             16.00      January 6, 2005       93,604
                          24,480              2.90             18.0625     March 7, 2005       102,628
George G. Gregory          3,313              0.39             16.00      January 6, 2005       11,370
                          13,176              1.56             18.0625     March 7, 2005        55,238
George Miranda             9,102              1.08             16.00      January 6, 2005       31,238
                           8,622              1.02             18.0625     March 7, 2005        36,146

--------
(1) Options which expire on January 6, 2005 and March 7, 2005 were granted on December 6, 1994 and February 7, 1995, respectively. Present values were calculated using the Black-Scholes option valuation model with the following assumptions:

                                   DECEMBER 6, 1994 GRANT FEBRUARY 7, 1995 GRANT
                                   ---------------------- ----------------------
   Term...........................        10 years               10 years
   Exercise price.................         $16.00                $18.0625
   Volatility.....................         28.40%                 26.04%
   Dividend yield.................         5.42%                  4.86%
   Risk-free interest rate........         6.95%                  7.30%
   Discount for forfeiture risk...          2.5%                   2.5%

    The actual value, if any, which a named executive officer may realize will be based upon the difference between the market price of Ahmanson's Common Stock on the date of exercise and the exercise price. The dividend yield assumption is based upon the dividend rate on the respective grant dates. There is no assurance that the assumed dividend rate will be maintained or that the actual realized value will be at or near the value estimated by the Black-Scholes model.

  The December 6, 1994 grants were made under Ahmanson's Executive Long-Term Incentive Plan for the performance period ending in 1997. The February 7, 1995 grants were made under Ahmanson's Executive Long-Term Incentive Plan for the performance period ending in 1994. The options become exercisable six months after grant or, if earlier, in full upon the employee's death, disability or normal retirement or a change in control of Ahmanson and expire three months after termination of employment other than as a result of death, disability or retirement. Payment of the option exercise price and tax withholding obligations may be satisfied by withholding shares otherwise issuable upon exercise.

  AGGREGATED OPTION/SAR EXERCISES AND YEAR-END OPTION/SAR VALUES

  The following table sets forth certain information with respect to exercises by the named executive officers of stock options and stock appreciation rights ("SARs") during 1994 and the value of all unexercised employee stock options and SARs as of December 31, 1994 held by the named executive officers.

                                                                               VALUE OF UNEXERCISED
                                                                                   IN-THE-MONEY
                                          NUMBER OF SHARES  UNDERLYING             OPTIONS/SARS
                       SHARES               UNEXERCISED OPTIONS/SARS           AT FISCAL YEAR-END(1)
                      ACQUIRED    VALUE   --------------------------------   -------------------------
       NAME          ON EXERCISE REALIZED  EXERCISABLE      UNEXERCISABLE    EXERCISABLE UNEXERCISABLE
       ----          ----------- --------  -----------     ---------------   ----------- -------------
Charles R. Rinehart       --     $    --           146,532           69,095    $30,793      $8,637
Fredric J. Forster        --          --            82,853           37,174        --        4,647
Kevin M. Twomey           --          --            62,943           27,274        --        3,409
George G. Gregory      24,000     322,920           86,513            3,313     32,205         414
George Miranda            --          --            33,616            9,102        --        1,138

--------
(1) The actual amount realized from unexercised options is dependent upon the price of Ahmanson's Common Stock at the time shares obtained upon exercise of such options are sold and, as to unexercisable options, whether restrictions upon exercise of such options lapse.

LONG-TERM INCENTIVE PLAN

  Under Ahmanson's Executive Long-Term Incentive Plan senior executives of Ahmanson and its subsidiaries who are designated by the Compensation Committee are assigned a target award opportunity expressed as a percentage of base annual salary in the last year of the three-year performance measurement period.

  Half of the target award will be paid in the form of nonqualified stock options relating to Ahmanson's Common Stock which are granted at the beginning of the performance measurement period (provided, however, that for the performance measurement period commencing January 1, 1994, any grants of options will be made at the end of the performance measurement period). See "Option Grants in Last Fiscal Year."

  Half of the target award will be the basis for cash payments at the end of the performance measurement period.

  The following table sets forth certain information as to target cash award opportunities under the Executive Long-Term Incentive Plan. Actual payout amounts will be based upon total stockholder return. Notwithstanding the satisfaction of such criteria, the Compensation Committee may, in its discretion, reduce the cash amount paid based upon an assessment of the executive's performance during the last 12 months of the performance measurement period and/or the performance of the business unit or organizational area of Ahmanson and its subsidiaries that directly employs the participant, if the performance of Ahmanson and its subsidiaries is not adequately reflected in the objective measures previously determined by the Compensation Committee and/or if Home Savings' core capital is below the level mandated by law. Estimated future payout amounts indicated are calculated using the named executive officers' current salaries.

             LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                        PERFORMANCE OR
                            OTHER      ESTIMATED FUTURE PAYOUTS UNDER NON-
                         PERIOD UNTIL        STOCK PRICE-BASED PLANS
                          MATURATION   --------------------------------------
          NAME            OF PAYOUT     THRESHOLD     TARGET      MAXIMUM
          ----          --------------  ---------   ----------- -------------
   Charles R. Rinehart     3 years     $   342,000  $   684,000 $   1,026,000
   Fredric J. Forster      3 years         184,000      368,000       552,000
   Kevin M. Twomey         3 years         135,000      270,000       405,000
   George G. Gregory       3 years          16,400       32,800        49,200
   George Miranda          3 years          45,050       90,100       135,150

RETIREMENT PLANS

  Retirement Plan. Ahmanson's Retirement Plan is a qualified, noncontributory, defined benefit retirement plan governed by the Employee Retirement Income Security Act of 1974. The Retirement Plan is administered by a committee appointed by the Board of Directors. With some exceptions, all employees of Ahmanson and its participating subsidiaries (including officers) are eligible to participate provided they meet certain service requirements.

  The following table illustrates the estimated annual retirement benefits payable under the Retirement Plan to participants in the following specific average annual earnings and years of service classifications. Benefits under the Retirement Plan are reduced in part to the extent a participant receives Social Security benefits. Benefits paid to a participant in the Retirement Plan who is also a participant in Ahmanson's Supplemental Executive Retirement Plan ("SERP") or Senior Supplemental Executive Retirement Plan reduce any benefit payable to such participant under the SERP or Senior Supplemental Executive Retirement Plan by 100 percent of the amount of the benefit under the Retirement Plan.

                                      YEARS OF CREDITED SERVICE
               -----------------------------------------------------------------------
FINAL AVERAGE
  EARNINGS        5        10       15       20       25       30       35       40
-------------  -------- -------- -------- -------- -------- -------- -------- --------
$  250,000     $ 26,124 $ 52,248 $ 78,384 $104,503 $118,800 $118,800 $118,800 $118,800
   500,000       53,208  106,416  118,800  118,800  118,800  118,800  118,800  118,800
   750,000       80,292  118,800  118,800  118,800  118,800  118,800  118,800  118,800
 1,000,000      107,376  118,800  118,800  118,800  118,800  118,800  118,800  118,800
 1,250,000      118,800  118,800  118,800  118,800  118,800  118,800  118,800  118,800
 1,500,000      118,800  118,800  118,800  118,800  118,800  118,800  118,800  118,800

  Benefits are paid to or on behalf of each participant upon retirement, normally at age 65, and under certain circumstances upon death or disability. The Retirement Plan provides for an annual benefit equal to 65 percent of final average annual earnings reduced by 40 percent of the participant's Social Security benefits. "Final average annual earnings" is the annual average compensation paid to a participant during the final 120 months of employment, consisting of salary and cash bonuses, subject to certain adjustments and a cap as to the amount of compensation which may be included for each year. If the participant has fewer than 30 years of credited service in the Retirement Plan, the participant's final average earnings are proportionately reduced. Participants with more than 20 years of credited service receive an additional benefit amount equal to 1/2 of 1 percent of final average earnings for each year of credited service in excess of 20. Participants with more than 30 years of credited service receive an additional 1/2 of 1 percent of final average annual earnings for each year of credited service in excess of 30. However, in no event may a participant's benefits exceed the maximum amount permitted under the Internal Revenue Code, which for 1994 was $118,800. Retirement benefits generally vest after five years or upon the participant's 65th birthday while employed by Ahmanson or a participating subsidiary. The benefits payable under the Retirement Plan are actuarially adjusted to reflect the form of payment elected by the participant and are subject to limitations on maximum benefits imposed by applicable law. As of February 28, 1995 the full years of credited service for Messrs. Rinehart, Forster, Twomey, Gregory and Miranda were 5, 1, 1, 11 and 21, respectively.

  Supplemental Executive Retirement Plan. Ahmanson's SERP is a defined benefit, nonqualified plan under which Ahmanson pays benefits to certain officers of Ahmanson and its subsidiaries designated by the Compensation Committee of the Board of Directors in an amount equal to a specified percentage of the participant's average annual earnings for the 36 consecutive months during the final ten years of the participant's employment which produce the highest average annual earnings.

  The following table illustrates the estimated annual retirement benefits payable under the SERP to participants in the following specific average annual earnings and years of service classifications. Benefits under the SERP are reduced to the extent a participant receives benefits from primary Social Security or Ahmanson's Retirement Plan.

                               YEARS OF CREDITED SERVICE
        THREE YEAR AVERAGE   -----------------------------
         ANNUAL EARNINGS        5        10    15 AND OVER
        ------------------   -------- -------- -----------
        $  250,000           $ 50,000 $100,000  $150,000
           500,000            100,000  200,000   300,000
           750,000            150,000  300,000   450,000
         1,000,000            200,000  400,000   600,000
         1,250,000            250,000  500,000   750,000
         1,500,000            300,000  600,000   900,000

  The participant's average annual earnings include salary, cash bonuses and contingent deferred compensation grants. The compensation for purposes of the SERP of each of the named executive officers is substantially equivalent to the respective amounts set forth in the Summary Compensation Table under the headings "Salary" and "Bonuses" and opposite the caption "Contingent Deferred Compensation Plan" in the footnote to the heading "All Other Compensation."

  The annual benefit payable to a participant under the SERP is equal to four percent of the participant's average annual earnings multiplied by the participant's years of credited service, subject to a maximum of 15 years of credited service. Service must generally continue to at least the participant's normal retirement date for a participant to receive full benefits under the SERP. However, a participant may retire early and receive reduced benefits upon early retirement if the sum of his age and his years of service equals at least 75 and the participant is at least 55. The SERP provides for accelerated accrual and vesting of participants' interests in the event of a change in control of Ahmanson. Benefits generally commence under the SERP upon the participant's retirement and are paid on a modified joint and survivor basis, which provides for a lesser annual benefit to the participant's designated beneficiary upon the death of the participant. The SERP provides for a pre-retirement survivor benefit equal to the survivor benefits a participant's spouse would have received if the participant had elected early retirement, offset by executive life insurance. The SERP permits participants to elect to receive a lump sum benefit, equal to 90 percent of the participant's accrued benefits at any time after retirement or 100 percent of the participant's accrued benefits upon retirement if the election is made in a timely manner before retirement. Full years of credited service under the SERP are generally the same as those under Ahmanson's Retirement Plan, subject to a maximum of 15 years except for determination of whether a participant is entitled to benefits upon early retirement.

  Senior Supplemental Executive Retirement Plan. Certain officers of Ahmanson and its subsidiaries, as designated by the Compensation Committee, participate in an auxiliary version of the SERP, the Senior Supplemental Executive Retirement Plan, under which a portion of the amount otherwise payable to the participant under the SERP is offset by the participant's interest in the cash value of split-dollar life insurance policies purchased under Ahmanson's Senior Executive Life Insurance Plan. The post-retirement survivor benefit payable to the participant's designated beneficiary is equal to the amount which would have been payable under Ahmanson's SERP reduced by the additional post-retirement death benefit payable under Ahmanson's Senior Executive Life Insurance Plan. The pre-retirement survivor benefit payable to the participant's designated beneficiary is equal to the amount which would have been payable under Ahmanson's SERP reduced by the death benefit payable under Ahmanson's Senior Executive Life Insurance Plan. Messrs. Rinehart and Gregory were granted additional years of service for purposes of the Senior Supplemental Executive Retirement Plan and have 16 full years of credited service.

EMPLOYMENT AGREEMENTS

  Ahmanson has entered into employment agreements with each of its executive officers. Such agreements generally provide for continually renewed terms of employment and for minimum annual salaries, payable regardless of the disability of the employee and under certain circumstances payable for a period of time after the termination of the officer's actual employment. The agreements with Messrs. Rinehart, Forster, Twomey, Gregory and Miranda provide for minimum annual salaries of $760,000, $460,000, $360,000, $328,000 and
$212,000, respectively.

  The employment agreements with Messrs. Rinehart, Forster, Twomey, Gregory and Miranda also provide that the employee may terminate the agreement at any time with or without cause. Cause includes, among other things, Ahmanson's failure to perform its obligations under the employment agreement. Upon termination by the employee with cause or termination by Ahmanson without cause, as defined in the employment agreements, Ahmanson is obligated to pay or provide the employee, for a specified period of time after the date of termination, his current salary, his current medical and other insurance type benefits, continuation of vesting of all unvested restricted stock, stock options, SARs and certain deferred compensation awards and continuation of accrual and vesting of SERP and Senior Supplemental Executive Retirement Plan benefits. Such benefits will be paid or provided to Messrs. Rinehart, Forster and Twomey for a period of three years, to Mr. Gregory until September 30, 1996 and to Mr. Miranda for a period of one year. Special provisions apply in the event of the employee's death or receipt of any salary, cash bonus or other benefits from another employer during the specified period unless such termination occurs after a change in control.

                           COMPENSATION OF DIRECTORS

  Directors who are also employees of Ahmanson or any of its subsidiaries receive no additional compensation for their services as directors, including service on committees of the Board of Directors. Each other director receives an annual fee of $24,000 for serving on the Board of Directors and $1,500 for each meeting of the Board of Directors attended. Each member of the Executive Committee receives an annual fee of $3,000 and each member of the Audit, Compensation and Nominating Committee receives an annual fee of $2,400 for each such committee on which the director serves. The Chairperson of the Audit Committee receives an additional fee of $7,500 and each Chairperson of the Compensation and Nominating Committees receives an additional fee of $3,000. Each director receives an additional payment of $600 for each meeting of the Executive Committee and $500 for each meeting of the Audit, Compensation or Nominating Committee attended. Directors are reimbursed for travel and other expenses related to attendance at Board of Directors and committee meetings.

  Directors of Ahmanson who are not employees of Home Savings or any of its subsidiaries receive additional fees for attending meetings of the Home Savings Board of Directors that are not held jointly with meetings of the Ahmanson Board of Directors. The Home Savings Board of Directors held no meetings during 1994 separately from the Ahmanson Board of Directors.

  Ahmanson's Outside Director Retirement Plan is a nonqualified retirement plan for directors of Ahmanson who are not also employees of Ahmanson or any of its subsidiaries. Under the Plan a participating director receives an annual retirement benefit equal to the director's annual fee during the 12 month period immediately preceding the participant's retirement from the Board. Benefits under this Plan generally are payable for a period equal to the participant's aggregate years and months of service on the Board of Directors plus time spent in certain governmental service, with a lifetime benefit payable to participants with 15 or more years of service. Benefit payments commence when the participant ceases being a director. Upon the death of the participant, the participant's designated beneficiary is entitled to 50 percent of the benefits otherwise payable to the participant. Such death benefits commence one month after the participant's death and continue for the payment period applicable to the participant or, if the participant had already begun receiving benefits under the Plan, for the participant's remaining payment period with a maximum of 15 years of payment. The Plan permits participants to elect to receive a lump sum benefit equal to 90 percent of the participant's accrued benefits at any time after retirement.

  Ahmanson's 1988 Directors' Stock Incentive Plan (the "1988 Plan") provides for the grant to any director of Ahmanson who is not an employee of Ahmanson or any of its present or future parent or subsidiary corporations (a "Nonemployee Director") of stock options. Whenever any person becomes a Nonemployee Director, such person is granted automatically options, the date of grant of which is the date such person becomes a Nonemployee Director, to purchase 2,000 shares of Ahmanson Common Stock. In addition, on the first business day of each calendar year during the term of the 1988 Plan, each Nonemployee Director then in office is granted automatically options to purchase 2,000 shares of Ahmanson Common Stock. However, no Nonemployee Director may receive in any calendar year under the foregoing provisions of the 1988 Plan options to purchase more than 2,000 shares of Ahmanson Common Stock.

  Additional options will be granted automatically on the first business day of each calendar year to any Nonemployee Director who files with Ahmanson an irrevocable election to receive options in lieu of all or part of annual directors' fees to be earned in each succeeding calendar year.

  Options granted under the 1988 Plan may be exercisable for a term no longer than ten years and one month. The options become exercisable one year after grant (six months for options granted in lieu of directors' fees) as to half of the shares subject to the options and two years (one year for options granted in lieu of directors' fees) after grant as to the balance of the shares or, if earlier, in full upon the director's death, disability or normal retirement or a change in control of Ahmanson and expire three months after termination of directorship other than as a result of death, disability or normal retirement.

  Ahmanson also provides at no charge to its nonemployee directors health and dental benefits and retiree health benefits substantially comparable to those afforded to its employees under Ahmanson's group insurance plans.

  In connection with his retirement in 1986 Robert H. Ahmanson entered into an agreement with Ahmanson that superseded his prior employment agreement. The agreement provides, among other things, for the equivalent of a 100 percent joint and survivor annuity which pays $75,000 annually, for the payment of certain club dues on his behalf and for a death benefit of $250,000.

  After his retirement in 1993 Robert M. De Kruif entered into a consulting agreement with Ahmanson. Pursuant to the agreement as amended, he will provide consulting services to Ahmanson until October 31, 1995 and Ahmanson will make annual payments of $100,000. In addition, pursuant to the terms of his prior employment agreement, Mr. De Kruif will be paid $100,000 (the minimum annual salary provided by the agreement) annually for seven years following his retirement on November 1, 1993.

  In connection with his retirement as Chairman of the Board in 1995, Richard
H. Deihl entered into a consulting agreement with Ahmanson pursuant to which he will provide consulting services to Ahmanson until January 31, 1999 and Ahmanson will make annual payments to him of $100,000.

                              CERTAIN TRANSACTIONS

  The following table sets forth as to each present director, other than directors who are members of the Compensation Committee, and each present executive officer of Ahmanson who had a home loan from Home Savings under the home loan program described under "Compensation Committee Interlocks and Insider Participation" (i) the largest aggregate indebtedness outstanding from January 1, 1994 to February 28, 1995, (ii) the amount of such indebtedness outstanding on February 28, 1995 and (iii) the rate of interest on such indebtedness on February 28, 1995. For comparable information with respect to directors who are members of the Compensation Committee, see "Compensation Committee Interlocks and Insider Participation."

                                  HIGHEST       UNPAID BALANCE  INTEREST RATE ON
                             INDEBTEDNESS SINCE ON FEBRUARY 28,   FEBRUARY 28,
             NAME            DECEMBER 31, 1993       1995             1995
             ----            ------------------ --------------- ----------------
   Robert M. De Kruif(1)....      $179,996         $172,996          5.589%
   George G. Gregory(2).....       511,641          499,019          5.589
   George Miranda(2)........       214,062          204,705          5.367

--------
(1) Director.
(2) Executive Officer.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During 1994 Byron Allumbaugh, Richard M. Bressler, David S. Hannah (until May
1994), Delia M. Reyes, Elizabeth Sanders, Arthur M. Schmutz and William D. Schulte served on the Compensation Committee. David S. Hannah was an officer of Ahmanson until his retirement in 1987.

  Certain directors, including three members of the Compensation Committee, officers and stockholders of Ahmanson and their associates were depositors, borrowers and customers of and engaged in transactions with Home Savings, and certain other subsidiaries of Ahmanson in the ordinary course of business during 1994. Similar transactions are expected to occur in the future. Except for loans under the home loan program described in the following paragraph, all such loans and transactions were made on substantially the same terms, including interest rates, fees and security, as those prevailing at the time for comparable loans and transactions with other persons and did not involve more than the normal risk of collectibility or present any other unfavorable features.

  For many years Home Savings had a home loan program under which directors, officers and employees of Home Savings, Ahmanson and certain affiliated companies could obtain loans, secured by a first deed of trust on the borrower's principal residence, at a fixed rate at least one percent above Home Savings' cost of funds for the first six months and adjusted thereafter based upon changes in the monthly weighted average cost of funds of savings institutions headquartered in the Eleventh District of the Federal Home Loan Bank System as long as the borrower remained, or retired as, a director, officer or employee of Home Savings, Ahmanson or certain affiliated companies. The current program prohibits directors, executive officers and certain other senior officers from obtaining loans at a discounted rate.

  The following table sets forth as to each member of the Compensation Committee who had a home loan from Home Savings under the home loan program described above (i) the largest aggregate indebtedness outstanding from January 1, 1994 to February 28, 1995, (ii) the amount of such indebtedness outstanding on February 28, 1995 and (iii) the rate of interest on such indebtedness on February 28, 1995.

                                  HIGHEST       UNPAID BALANCE  INTEREST RATE ON
                             INDEBTEDNESS SINCE ON FEBRUARY 28,   FEBRUARY 28,
             NAME            DECEMBER 31, 1993       1995             1995
             ----            ------------------ --------------- ----------------
   David S. Hannah..........      $454,735         $443,202          5.839%

  Arthur W. Schmutz, a director of Ahmanson and a member of its Compensation Committee, is a retired partner of the law firm of Gibson, Dunn & Crutcher, which has represented Ahmanson and its subsidiaries for more than the past year and continues to do so.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors, which is comprised exclusively of nonemployee directors, is responsible for developing Ahmanson's executive compensation polices, administering Ahmanson's various management incentive programs, and making recommendations to the Board with respect to those policies and programs. In addition, the Committee determines the compensation paid to the Chief Executive Officer and to each of the other senior officers of Ahmanson.

EXECUTIVE COMPENSATION POLICY

  The policy of the Committee is to closely link the compensation of Ahmanson's senior officers to Ahmanson's financial performance and the total returns (price appreciation and dividends) generated for Ahmanson's stockholders. To this end, it is the Committee's policy to generally position senior officer salaries at median competitive levels and to rely on variable, performance-based incentives to play a significant role in determining total compensation. As a rule, Ahmanson's financial and stockholder return performance must exceed the median performance of other comparable financial institutions before executive total compensation exceeds median competitive practice.

  During 1994 the Committee reviewed external compensation data prepared by Strategic Compensation Associates ("SCA"), a nationally recognized compensation consulting firm, as a basis for confirming the competitiveness of officer salaries and total compensation. The external data provided by SCA included information on base salary, annual cash compensation and annualized total compensation for other large, financially sound savings institutions as well as comparable-size regional banks. It is the Committee's view that this group represents the most appropriate reference point for establishing senior officer compensation levels within Ahmanson due to similarities in size and management challenge between Ahmanson and the peer group. In contrast, it is the Committee's view that differences in investor perceptions regarding commercial banks and savings institutions make past performance comparisons between banks and savings institutions problematic at this time. Therefore, the specialized peer group used for comparing Ahmanson's stockholder return performance in the performance graph consists solely of other large savings institutions.

  The key components of Ahmanson's executive compensation program include base salary, an annual incentive plan tied to the annual performance of Ahmanson and the individual participant, and a long-term incentive program with earned awards payable in stock options and cash, with payment based on Ahmanson's total stockholder return performance over a three-year period. In the past, performance based compensation was measured on the basis of years ending September 30. Commencing with 1994, performance based compensation is being measured on the basis of years ending December 31. As a result of this transition, annual and long-term performance based compensation for periods ending in 1994 were measured over 15 and 39 month periods, respectively. In keeping with the Committee's policy of linking senior officer pay closely to performance, approximately 60 percent of the target total compensation of Ahmanson's senior officer group consists of variable, performance-based compensation delivered through the annual bonus and long-term incentive plans.

  As described earlier in this proxy statement, each of Ahmanson's executive officers is covered by an employment agreement which, among other things, specifies a minimum annual base salary for each officer. See "Employment Agreements" above. The Committee may, in its discretion, increase base salaries above the minimum level specified in the agreements, but, in the absence of cause, may not thereafter decrease salaries below those levels.

  Based on external compensation information provided by SCA and reviewed by the Committee in September 1994, the current base salaries of Ahmanson's senior officer group as a whole fall approximately 10 percent below the median base salaries of other comparable organizations. The target total compensation (the sum of base salary, the target annual incentive opportunity and the target value of long-term incentives) of the group falls approximately 17 percent below the market median.

  Under the 1993 Omnibus Budget Reconciliation Act ("OBRA"), income tax deductions of publicly-traded companies may be limited to the extent that total compensation (including base salary, annual and longer-term incentives, gains from stock option exercises and certain benefits) for certain executive officers exceeds $1 million. Under OBRA, the deduction limit does not apply to payments which qualify as "performance-based." To qualify as "performance-based," compensation payments must be based solely upon the achievement of objective performance goals under a plan that is administered by a committee of outside directors. In addition, the material terms of the plan must be disclosed to and approved by stockholders, and the compensation committee must certify that the performance goals were achieved before payments can be made.

  It is the intent of the Committee to structure Ahmanson's compensation programs to conform with the OBRA legislation and related regulations so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments which qualify as "performance-based" or are exempt for other reasons. However, Ahmanson may in limited circumstances pay compensation which is not deductible if sound management of Ahmanson so requires. In furtherance of Ahmanson's intention to structure compensation programs to conform with the OBRA legislation, Ahmanson is requesting that its stockholders approve an amendment to Ahmanson's Executive Short-Term Incentive Compensation Plan which would include additional performance criteria.

EXECUTIVE SHORT-TERM INCENTIVE PLAN

  Ahmanson's Executive Short-Term Incentive Plan for its senior officers provides for an annual cash award opportunity based on actual company performance compared to budgeted earnings per share, subject to reduction at the discretion of the Compensation Committee.

  Target annual incentive awards are established for each participant ranging from 80 percent of base salary for the chief executive officer and from 45 percent to 70 percent of base salary for other senior officers. Actual payments may vary from zero percent to 200 percent of the target award based on the level of company performance achieved, subject to reduction at the discretion of the Compensation Committee. For 1994 threshold awards equal to 25 percent of the target award were available for achievement equal to 50 percent of budgeted earnings per share. Awards equal to 100 percent of the target award were available for achieving 100 percent of budgeted earnings per share.

  For 1994 Ahmanson's earnings per share performance equalled approximately 87 percent of budget, resulting in a formula payout of 81 percent of target, subject to reduction at the discretion of the Compensation Committee.

EXECUTIVE LONG-TERM INCENTIVE PLAN

  Ahmanson's Executive Long-Term Incentive Plan for its senior officers provides for an annual award opportunity, payable one-half in cash and one-half in stock options. The actual cash awards are based on Ahmanson's relative performance in total stockholder return ("TSR") over a three-year period compared to companies comprising the S&P 500 Index and the companies comprising the S&P Banks Composite Index.

  Similar to the annual incentive plan, target awards for each performance measurement period are established for each plan participant and range from 180 percent of base salary for the Chief Executive Officer and from 85 percent to 160 percent of base salary for other senior officers. Actual payments under the plan may vary from zero percent to 150 percent of the target award. A threshold payment equal to 50 percent of the target award is available for achieving 40th percentile relative performance, while target awards are available for achieving 50th percentile TSR performance.

  For the 39 month performance cycle ended on December 31, 1994, Ahmanson's relative TSR performance equalled approximately the 44th percentile of the group. This performance resulted in a formula payout equal to approximately 70 percent of the target opportunity, subject to reduction at the discretion of the Compensation Committee. As provided in the Executive Long-Term Incentive Plan, half of this payout was made in the form of stock options granted in February 1995. Pursuant to amendments to the Executive Long-Term Incentive Plan in 1994, the timing of grants of stock options was changed from the end to the beginning of the performance measurement period. In December 1994 target cash awards were established and stock options were granted for the performance measurement period beginning January 1, 1995. The table captioned "Options Granted in Last Fiscal Year" reflects both the December 1994 and February 1995 grants under the Executive Long-Term Incentive Plan.

CEO COMPENSATION

  Effective October 1, 1994 Mr. Rinehart's salary was raised from $700,000 to $760,000 (an increase of 8.6 percent). In determining the adjustment to Mr. Rinehart's salary, the Committee took into consideration Mr. Rinehart's considerable efforts to position Ahmanson for future success, his assumption of the role of Chief Executive Officer and competitive data for comparable positions provided by SCA. Based on the competitive data, the increase in Mr. Rinehart's salary establishes his base compensation approximately 6 percent below the market median for comparable positions.

  For the 15 month performance measurement period ending on December 31, 1994, Mr. Rinehart received a payment under Ahmanson's annual incentive plan of $577,438, or approximately 81 percent of his target opportunity. This amount was entirely formula-based. In determining not to reduce Mr. Rinehart's annual incentive award from the formula-based amount, the Committee took into consideration his successful and smooth transition to the CEO role and his significant contributions to the financial and strategic actions taken to position Ahmanson for future success.

  For the 39 month performance measurement period ending on December 31, 1994, Mr. Rinehart received an award payment under Ahmanson's long-term incentive plan of $882,010 (70 percent of the target award) representing the amount generated by the plan formula based on Ahmanson's relative TSR performance over the period. Consistent with other plan participants, one-half of Mr. Rinehart's long-term incentive payment was provided in the form of a ten-year stock option, with an exercise price equal to the market price of Ahmanson's stock as of the date of grant. The translation of Mr. Rinehart's long-term incentive award payment into a stock option was determined by a formula provided by SCA (which formula resulted in fewer options being granted than if the Black-Scholes option valuation model were used) that determines the cash-equivalent value of a stock option on the date of grant and that resulted in a grant of an option to purchase 63,270 shares.

  Pursuant to amendments to the Executive Long-Term Incentive Plan in 1994, the timing of grants of stock options was changed from the end to the beginning of the performance measurement period. In December 1994 Mr. Rinehart was granted an option to purchase 69,095 shares which, based on the formula provided by SCA, is the cash-equivalent value of half of Mr. Rinehart's target award for the three-year performance period commencing January 1, 1995.

  The foregoing report has been approved by the following members of the Committee.

                                 Byron Allumbaugh
                                 Richard M. Bressler
                                 Delia M. Reyes
                                 Elizabeth A. Sanders
                                 Arthur W. Schmutz
                                 William D. Schulte

  The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Ahmanson specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

                     STOCKHOLDER RETURN PERFORMANCE GRAPH
                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
                AMONG S&P BANKS COMPOSITE INDEX, S&P 500 INDEX,
                     LARGE SAVINGS INSTITUTIONS-WEIGHTED,
         H.F. AHMANSON & CO. AND LARGE SAVINGS INSTITUTIONS-UNWEIGHTED



                                S&P Banks                       Large Savings                        Large Savings
Measurement period              Composite       S&P 500         Institutions-                        Institutions-
(Fiscal year Covered)           Index           Index           Weighted             HF Ahmanson     Unweighted
-------------------------------------------------------------------------------------------------------------------------
Measurement PT-
12/31/89                        $100            $100            $100                 $100            $100
FYE 12/31/90                    $ 71            $ 97            $ 61                 $ 75            $ 34
FYE 12/31/91                    $116            $126            $122                 $101            $ 46
FYE 12/31/92                    $153            $136            $136                 $119            $ 54
FYE 12/31/93                    $168            $150            $147                 $127            $ 70
FYE 12/31/94                    $160            $152            $126                 $109            $ 94


    ASSUMES $100 INVESTED ON DECEMBER 31, 1989 IN THE STOCK OF H.F. AHMANSON & COMPANY, THE S&P INDICES, OTHER LARGE SAVINGS
    INSTITUTIONS (WEIGHTED BY MARKET CAPITALIZATION) AND OTHER LARGE SAVINGS INSTITUTIONS (UNWEIGHTED). TOTAL RETURN ASSUMES
    REINVESTMENT OF DIVIDENDS.

  The cumulative total return shown on the performance graph indicates historical results only and is not necessarily indicative of future results.

  The above stock performance graph illustrates Ahmanson's performance in total stockholder return over the period December 31, 1989 through December 31, 1994 relative to several external indices, including:

    (1) the Standard & Poors 500 Index;

    (2) the Standard & Poors Banks Composite Index;

    (3) a peer group of other major publicly-traded savings institutions in existence as of December 31, 1989, weighted annually by market capitalization (shares outstanding multiplied by stock price);/1/

    (4) the above peer group without adjustment for market capitalization (i.e., with each institution weighted equally).

  Each line on the stock performance graph assumes that $100 was invested in Ahmanson's Common Stock and the respective indices on December 31, 1989. The graph then tracks the value of these investments, assuming reinvestment of dividends, through December 31, 1994.
--------
  /1/ This index includes CalFed, Inc., Coast Savings Financial, Inc., Columbia Savings & Loan Association, CrossLand Savings, FSB, Dime Savings Bank of New York, First Federal of Michigan, Gibraltar Financial Corp., GlenFed Inc., Golden West Financial Corporation, Great Western Financial Corporation, HomeFed Corporation and Meritor Savings Bank.

  Comparison of Ahmanson against the Standard & Poors 500 Index and the Standard & Poors Banks Composite Index is provided pursuant to SEC disclosure regulations. Comparison of Ahmanson against the third index (i.e., the peer group of other major publicly-traded savings institutions weighted for market capitalization at the beginning of each year presented) is included because peer group information has been used to determine executive compensation in prior years and SEC regulations require peer group information to be weighted. Comparison of Ahmanson against the fourth index (i.e., the peer group without adjustment for market capitalization) is included because, in the opinion of Ahmanson, it represents a more meaningful comparison than the weighted peer group. Weighting the comparison of Ahmanson's performance against other major publicly-traded savings institutions by market capitalization serves to understate the relative performance of Ahmanson by minimizing the impact of those institutions which either failed or experienced a precipitous decline in stock price during the measurement period. Specifically, 35.8 percent of the market capitalization of the index as of December 31, 1989 consisted of organizations which either performed poorly or failed over the 1990 to 1994 period. In contrast, these organizations represented only 26.5 percent of the market capitalization of the index by year-end 1994.

  The stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Ahmanson specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                        PROPOSAL TO APPROVE AMENDMENT OF
        AHMANSON'S PERFORMANCE-BASED EXECUTIVE SHORT-TERM INCENTIVE PLAN

  The Compensation Committee has amended, and the Board of Directors has approved and recommended for stockholder approval, an amendment to Ahmanson's Executive Short-Term Incentive Plan (the "Plan"). The amendment adds additional objective performance measures from which the Compensation Committee may select in establishing performance goals. The amendment is effective January 1, 1995 subject to stockholder approval. The Plan was approved by Ahmanson's stockholders in 1994 in order to qualify the Plan under Section 162(m) of the Internal Revenue Code.

  The Board of Directors believes the Compensation Committee should have the flexibility to make awards to executive officers and other key employees to recognize individual performance. However, under Section 162(m) of the Internal Revenue Code as enacted by OBRA, tax deductions would not be available to Ahmanson for awards made to certain executive officers to the extent that any such executive officer's total annual compensation exceeds $1 million unless the awards are made pursuant to a plan which, among other things, is approved by Ahmanson's stockholders.

  Key management employees of Ahmanson and its subsidiaries who are designated by the Compensation Committee are eligible to participate in the Plan. Participants are assigned a target award opportunity expressed as a percentage of base annual salary. The maximum cash award that may be paid to any participant under the Plan for a plan year is $2 million. There are currently approximately 400 officers eligible to participate in the Plan.

  Awards under the Plan generally will be paid in cash. The Compensation Committee will have no discretion to increase the award amounts intended to qualify for the exclusion from the $1 million limitation on deductible compensation under Section 162(m). However, the actual award earned is subject to reduction at the discretion of the Compensation Committee based upon an assessment of the participant's performance, the performance of the business unit or organizational area of Ahmanson and its subsidiaries that directly employs the participant and the performance of Ahmanson and its subsidiaries in areas not adequately reflected in the objective measures previously determined by the Compensation Committee. The Compensation Committee may, in its discretion, determine not to pay awards under the Plan if Home Savings' core capital is below the level mandated by law. The amount that will be paid under the Plan to any one participant in the future is indeterminable. The amounts that were paid under the Plan for the 15-month period ending December 31, 1994 are set forth in the following table.

                      EXECUTIVE SHORT-TERM INCENTIVE PLAN

      NAME AND POSITION                                              DOLLAR VALUE
      -----------------                                              ------------
      Charles R. Rinehart
       Chairman of the Board and Chief Executive Officer...........    $  577,438
      Fredric J. Forster
       President and Chief Operating Officer.......................       305,996
      Kevin M. Twomey
       Senior Executive Vice President and Chief Financial Officer.       201,944
      George G. Gregory
       Executive Vice President, General Counsel and Secretary.....       146,308
      George Miranda
       First Vice President and Principal Accounting Officer.......        88,412
      Executive officers as a group................................     1,320,098
      Non-executive officer directors as a group...................           --
      Non-executive officer employees as a group...................     5,230,393

  The Compensation Committee must certify in writing that an applicable performance objective was satisfied before the payment of the related award. The Compensation Committee may from time to time pay annual bonuses based upon other criteria, but such bonuses would not qualify for the exclusion from the $1 million limitation on deductible compensation under Section 162(m).

  The actual award earned by a participant will be based on objective measures determined by the Compensation Committee before each plan year or thereafter if permitted by proposed or final federal tax regulations and if the outcome of the performance goals are substantially uncertain. The Plan as approved by Ahmanson's stockholders in 1994 permits the Compensation Committee to use any or all of the following criteria: actual company performance versus budgeted earnings per share, return on assets, return on equity, general and administrative expenses or market penetration. The amendment proposed for stockholder approval adds additional objective criteria from the which the Compensation Committee may base awards. As amended, the available criteria, which may be determined on an absolute basis or relative to other companies, are: earnings per share, return on assets, return on equity, general and administrative expenses, market penetration, stockholder return, cash flow, debt reduction, net income, control over nonperforming assets, control over interest margins, government regulatory ratings, customer satisfaction and implementation of strategies for cost reduction, income generation and/or market penetration.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL.

                                 OTHER MATTERS

  At the time of the preparation of this Proxy Statement, the Board of Directors of Ahmanson was not aware of any matters which would be presented for action at the Annual Meeting other than those specifically identified in the Notice of Annual Meeting accompanying this Proxy Statement. Should any other matters come before the meeting, action may be taken thereon pursuant to the proxies in the form enclosed, which confer discretionary authority on the persons named therein or their substitutes with respect to such matters.

                         INDEPENDENT PUBLIC ACCOUNTANTS

  KPMG Peat Marwick LLP ("Peat Marwick"), the independent certified public accountants for Ahmanson and its subsidiaries in 1994, have been selected by the Board of Directors to continue to serve Ahmanson in that capacity for 1995. Representatives of Peat Marwick are expected to be present at the Annual Meeting of Stockholders to make a statement should they desire to do so and will be available to respond to appropriate questions which may be asked by stockholders.

  Peat Marwick performs both audit and non-audit professional services for and on behalf of Ahmanson and its subsidiaries. During 1994 the audit services included examination of the consolidated financial statements of Ahmanson, examination of the financial statements of subsidiaries of Ahmanson and a review of certain filings with the Securities and Exchange Commission and other regulatory agencies.

        STOCKHOLDER PROPOSAL FOR THE 1996 ANNUAL MEETING OF STOCKHOLDERS

  Any eligible stockholder of Ahmanson wishing to have a proposal considered for inclusion in Ahmanson's 1996 proxy solicitation materials must set forth such proposal in writing and file it with the Secretary of Ahmanson on or before December 1, 1995. The Board of Directors of Ahmanson will review new proposals received by that date from eligible stockholders and will determine whether such proposals will be included in its 1996 proxy solicitation materials. Generally a stockholder is eligible to present proposals if such stockholder has been for at least one year the record or beneficial owner of at least one percent or $1,000 in market value of securities entitled to be voted at the 1996 Annual Meeting of Stockholders and such stockholder continues to own such securities through the date on which the meeting is held.

                                  H. F. AHMANSON & COMPANY

                          PROXY SOLICITED BY BOARD OF DIRECTORS

      The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, each dated March 31, 1995, and hereby appoints
      Byron Allumbaugh, Richard M. Bressler, Lodwrick M. Cook and Charles
      R. Rinehart, and each of them, acting by a majority or by one of them
P     if only one is acting, with power of substitution, the agent and proxy of the undersigned to vote the shares of common stock of H. F. Ahmanson
R     & Company, a Delaware corporation ("Ahmanson"), standing in the name of the undersigned at the Annual Meeting of Stockholders to be held
O on May 9, 1995, and at any adjournment or postponement thereof, with respect to the following:
X
      1. Election of directors:                     (change of address/comments)
Y        Nominees--William H. Ahmanson,             ___________________________
         Byron Allumbaugh, Richard M. Bressler,     ___________________________
         Lodwrick M. Cook, Fredric J. Forster,      ___________________________
         Delia M. Reyes, Charles R. Rinehart,       ___________________________
         Elizabeth Sanders, Arthur W. Schmutz       ___________________________
         and William D. Schulte.                    ___________________________
                                                    (If you have written in the
                                                    above space, please mark
                                                    the corresponding box on
                                                    the reverse side of this
                                                    card.)

      THIS PROXY WILL BE VOTED AS DIRECTED ON               SEE REVERSE
      THE REVERSE SIDE. IN THE ABSENCE OF ANY                   SIDE
      DIRECTION, THIS PROXY WILL BE VOTED FOR
      THE NOMINEES FOR DIRECTOR NAMED ABOVE
      AND FOR PROPOSAL 2.

[X] Please mark your                                                        1144
    votes as in this
    example

--------------------------------------------------------------------------------
    The Board of Directors recommends a vote FOR Directors and proposal 2.
--------------------------------------------------------------------------------
                                                        FOR    WITHHELD
1. Election of Directors                               [    ]   [    ]
   (see reverse)

For, except vote withheld from the
following nominee(s):

____________________________________
                                                        FOR    AGAINST   ABSTAIN
2. To consider and vote upon a proposal to             [    ]   [    ]    [    ]
   approve amendment of Ahmanson's Executive
   Short-Term Incentive Plan.

3. In their discretion, the Proxies are authorized
   to vote upon such other business as may properly
   come before such meeting or any adjournment
   thereof.
-------------------------------------------------------------------------------






                                                              Change  [    ]
                                                                of
                                                              Address/
                                                              Comments

SIGNATURE(S)___________________________________________   DATE:_______________

NOTE: Please sign exactly as name appears above. Joint owners should each sign.
      Fiduciaries should add their full title to their signature. Corporations should sign in full corporate name by an authorized officer. Partnerships should sign in partnership name by an authorized person.

                                  H.F. AHMANSON & COMPANY

                          PROXY SOLICITED BY BOARD OF DIRECTORS

      The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, each dated March 31, 1995, and hereby appoints
      Byron Allumbaugh, Richard M. Bressler, Lodwrick M. Cook and Charles
      R. Rinehart, and each of them, acting by a majority or by one of them
P     if only one is acting, with power of substitution, the agent and proxy of the undersigned to vote the shares of common stock of H.F. Ahmanson
R     & Company, a Delaware corporation ("Ahmanson"), standing in the name of the undersigned at the Annual Meeting of Stockholders to be held
O on May 9, 1995, and at any adjournment or postponement thereof, with respect to the following:
X
      1. Election of directors:                     (change of address/comments)
Y        Nominees--William H. Ahmanson,             ___________________________
         Byron Allumbaugh, Richard M. Bressler,     ___________________________
         Lodwrick M. Cook, Fredric J. Forster,      ___________________________
         Delia M. Reyes, Charles R. Rinehart,       ___________________________
         Elizabeth Sanders, Arthur W. Schmutz       ___________________________
         and William D. Schulte.                    ___________________________
                                                    (If you have written in the
                                                    above space, please mark
                                                    the corresponding box on
                                                    the reverse side of this
                                                    card.)

      THIS PROXY WILL BE VOTED AS DIRECTED ON               SEE REVERSE
      THE REVERSE SIDE. IN THE ABSENCE OF ANY                   SIDE
      DIRECTION, THIS PROXY WILL BE VOTED FOR
      THE NOMINEES FOR DIRECTOR NAMED ABOVE
      AND FOR PROPOSAL 2.

[X] Please mark your                                                        1951
    votes as in this
    example

--------------------------------------------------------------------------------
    The Board of Directors recommends a vote FOR Directors and proposal 2.
--------------------------------------------------------------------------------
                                                        FOR    WITHHELD
1. Election of Directors                               [    ]   [    ]
   (see reverse)

For, except vote withheld from the
following nominee(s):

____________________________________
                                                        FOR    AGAINST   ABSTAIN
2. To consider and vote upon a proposal to             [    ]   [    ]    [    ]
   approve amendment of Ahmanson's Executive
   Short-Term Incentive Plan.

3. In their discretion, the Proxies are authorized
   to vote upon such other business as may properly
   come before such meeting or any adjournment
   thereof.
-------------------------------------------------------------------------------






                                                              Change  [    ]
                                                                of
                                                              Address/
                                                              Comments

SIGNATURE(S)___________________________________________   DATE:_______________

NOTE: Please sign exactly as name appears above. Joint owners should each sign.
      Fiduciaries should add their full title to their signature. Corporations should sign in full corporate name by an authorized officer. Partnerships should sign in partnership name by an authorized person.